Exhibit 10.14

TERADYNE, INC.

AMENDED AND RESTATED SUB-PLAN TO THE

TERADYNE, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN

FOR PARTICIPANTS LOCATED IN THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA

I.	PURPOSE OF THE SUB-PLAN.

(a) Teradyne, Inc. (the “Company”) has established the Teradyne, Inc. 1996 Employee Stock Purchase Plan, as amended from time to time (the “Plan”), to provide certain employees with a means to purchase shares of the common stock of the Company (the “Shares”). The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Internal Revenue Code of 1986, as amended Section 423(b). Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

(b) Article 2 of the Plan authorizes the Committee to adopt such rules and regulations for carrying out the Plan as it may deem best.

(c) The Committee has determined that it is best and desirable to establish a sub-plan to the Plan with effect from the purchase period beginning on July 1, 2020, for the purpose of complying with applicable local laws implementing the European Union (“EU”) Prospectus Regulation (EU) 2017/1129 (the “Regulation”). The terms of the Plan shall, subject to the modifications in the following rules, constitute the sub-plan to the Plan for participants working for subsidiaries located in any EU Member State or European Economic Area (“EEA”) treaty adherent state (the “Sub-Plan”).

II.	TERMS OF THE SUB-PLAN.

(a) Notwithstanding any other provision in the Plan, in no event shall the total consideration paid through payroll deductions or other contributions authorized by participants located in EU Member States or EEA treaty adherent states for the purchase of Shares pursuant to an offer under this Sub-Plan, when combined with the total consideration of all other offers to the public by the Company of its securities within any EU Member State or EEA treaty adherent state which may have to be included for purposes of determining the relevant threshold, as determined by the Committee in its sole discretion, exceed the amount of €7,999,999, or such lower threshold as applicable under the laws implementing the Regulation in the relevant EU Member State or EEA treaty adherent state, in a 12-month period. In order not to exceed this limit, the Company reserves the right to limit the number of Shares that may be purchased by each participant to ensure that the total consideration of all offers of Shares within any applicable EU Member State or EEA treaty adherent state does not exceed €7,999,999, or such lower threshold as applicable, in a 12-month period. Any such limit imposed under this Sub-Plan will be applied to all participants working for an EU/EEA subsidiary on similar terms and on a pro-rata basis.

(b) Subject to the terms of the Plan, the Committee reserves the right to amend or terminate the Sub-Plan, as contained herein, at any time. Notwithstanding the foregoing, the Sub-Plan is automatically terminated without further action by the Committee if and when the Company can rely on another exemption under the Regulation that does not require the restrictions set forth in this Sub-Plan, as determined by the Committee in its sole discretion. In this case, Section II(a) of the Sub-Plan shall no longer apply to purchases of Shares under the Plan by participants located in EU Member States or EEA treaty adherent states.